FOR IMMEDIATE RELEASE
                              FEBRUARY 6, 2001


             NORFOLK SOUTHERN ANNOUNCES CLOSING OF NOTES SALE

NORFOLK, VA - Norfolk Southern Corporation (NYSE: NSC) today announced it closed the sale of $1 billion aggregate principal amount of its Senior Notes -- $300 million at 6 3/4% due in 2011 and $700 million at 7 1/4% due in 2031 -- through underwriters led by Merrill Lynch & Co. and Morgan Stanley Dean Witter. The proceeds will be used to reduce commercial paper borrowings.

      Norfolk Southern Corporation, a Virginia-based holding company with headquarters in Norfolk, owns a major freight railroad, Norfolk Southern Railway Company, which operates approximately 21,800 miles of road in 22 states, the District of Columbia and the province of Ontario.

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Media Contact: Bob Fort, Norfolk, 757-629-2710
World Wide Web Site: www.nscorp.com